New England Portfolio



                           PURCHASE AND SALE AGREEMENT


                                 by and between

                       MGI Properties and other entities,

                                     Seller

                                       and

                               BCIA Funding Corp.,

                                    Purchaser

                                                           New England Portfolio



                                TABLE OF CONTENTS


ARTICLE 1.    THE PROPERTIES................................................3
        1.1   Properties....................................................3
        1.2   Assumed Debt..................................................4
        1.3   Prepayment of Existing Debt...................................5
        1.4   Tenant Rights.................................................6

ARTICLE 2.    THE PURCHASE PRICE; DEPOSIT...................................6
        2.1   Purchase Price................................................6
        2.2   Escrow........................................................7
        2.3   Deposit.......................................................7
        2.4   Allocation of Purchase Price..................................7

ARTICLE 3.    THE CLOSING...................................................8
        3.1   Closing Date..................................................8

ARTICLE 4.    CLOSING CONDITIONS............................................8
        4.1   Precondition to Purchaser's Obligations.......................8
        4.2   Inspection Period; Due Diligence Materials and Termination....9
        4.3   Title and Survey.............................................10
        4.4   Precondition to Sellers'Obligations..........................11
        4.5   Risk of Casualty Loss; Eminent Domain........................12

ARTICLE 5.    ACTIONS PRIOR TO THE CLOSING.................................14
        5.1   Access to Properties; Inspection Period......................14
        5.2   Continuation of Operations...................................14
        5.3   New Leases...................................................14
        5.4   Service Contracts............................................15
        5.5   Construction Contracts.......................................15
        5.6   Insurance....................................................15
        5.7   MGI Lease....................................................15

ARTICLE 6.    CLOSING OBLIGATIONS..........................................16
        6.1   Sellers'Deliverables.........................................16
        6.2   Purchaser's Deliverables.....................................17

ARTICLE 7.    MATTERS TO WHICH THE SALE IS SUBJECT.........................18
        7.1   Condition of Title...........................................18
        7.2   Application of Purchase Price to Liens.......................19

                                      (i)

ARTICLE 8.    REPRESENTATIONS AND WARRANTIES...............................19
        8.1   Purchaser's Knowledge........................................19
        8.2   Seller's Representations.....................................20
        8.3   Knowledge....................................................22
        8.4   Survival.....................................................22
        8.5   Purchaser's Representations..................................23
        8.6   Complete Agreement...........................................24

ARTICLE 9.    ENVIRONMENTAL MATTERS........................................24
        9.1   Hazardous Substances.........................................24
        9.2   Survival.....................................................25

ARTICLE 10.   CLOSING ADJUSTMENTS AND OBLIGATIONS..........................25
        10.1  Prorations...................................................25
        10.2  Reconciliations..............................................29
        10.3  Survival.....................................................29

ARTICLE 11.   EXTENSION; TERMINATION.......................................29
        11.1  Extension to Satisfy Conditions..............................29
        11.2  Failure to Satisfy Closing Conditions........................30
        11.3  Return of Materials..........................................30

ARTICLE 12.   DEFAULTS.....................................................31
        12.1  Purchaser's Default..........................................31
        12.2  Sellers'Default..............................................32

ARTICLE 13.   BROKERS......................................................32
        13.1  No Brokers...................................................32

ARTICLE 14.   NOTICES......................................................32
        14.1  Notices......................................................32

ARTICLE 15.   MISCELLANEOUS................................................34
        15.1  Amendments...................................................34
        15.2  Governing Law; Waiver of Trial By Jury.......................34
        15.3  Limitations on Assignability.................................34
        15.4  Waivers......................................................34
        15.5  Exhibits.....................................................34
        15.6  Section Headings.............................................35
        15.7  Recording and Binding Effect.................................35
        15.8  Counterparts.................................................35

                                      (ii)

        15.9  Relationship of Parties......................................35
        15.10 Business Day.................................................35
        15.11 Time of the Essence..........................................35
        15.12..............................................................36
        15.13 Survival.....................................................36
        15.14 Limitation of Liability......................................36

SCHEDULE 1
       Identity of Sellers.................................................39

EXHIBIT A-1 through A-53
       Legal Description of the Properties.................................40

EXHIBIT B
        Schedule of Existing Debt..........................................41

EXHIBIT C
        List of Purchase Rights............................................42

EXHIBIT D
        Form of Tenant Estoppel............................................43

EXHIBIT E
        List of Leases, Security Deposits and Letters of Credit............44

EXHIBIT F
        Document Room Inventory List.......................................45

EXHIBIT G
        Right of Entry Agreement...........................................46

EXHIBIT H
        Schedule of Service Contracts......................................47

EXHIBIT I
        Form of Bill of Sale...............................................48

EXHIBIT J
        Form of Assignment and Assumption of Leases........................49

EXHIBIT K
        List of Existing Litigation........................................50

                                     (iii)

EXHIBIT L
        Schedule of New Leasing Cost Allocations...........................51

EXHIBIT M
        Form of Assignment of Contracts....................................52

EXHIBIT N
        List of Personal Property..........................................53

EXHIBIT O
        Schedule of Purchase Price Allocations.............................54

EXHIBIT P
        List of Brokerage Agreements.......................................55

EXHIBIT Q
        List of Eminent Domain Matters.....................................56

EXHIBIT R
        Schedule of Construction Contracts.................................57

EXHIBIT S
        Escrow Agreement...................................................58

EXHIBIT T
        Outstanding MGI Construction Obligations to Tenants................59


                                      (iv)

                                                           New England Portfolio

                           PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT is made as of this 12th day of March, 1999, by and among MGI Properties, a trust organized and existing under the laws of the Commonwealth of Massachusetts ("MGI"), for itself and as agent for each of the entities more particularly described on Schedule 1 attached hereto (MGI and each such entity are collectively, the "Sellers") each having an address at c/o MGI Properties, One Winthrop Square, Boston, Massachusetts 02110 and BCIA Funding Corp., a Massachusetts corporation, having an address c/o Boston Capital
Institutional Advisors, L.L.C., One Boston Place, Suite 2100, Boston, Massachusetts 02108 (the "Purchaser"). References herein to "Seller" shall, when used in the context of representations and warranties, covenants and conveyance obligations, mean MGI and that particular entity which owns a particular Property, jointly and severally.

                              PRELIMINARY STATEMENT

            I. Sellers own certain improved property listed below, as more particularly described in Exhibits A-1 through A-53 hereto:

URBAN OFFICE PORTFOLIO                               (Exhibits A-1 through A-6)
----------------------

One Winthrop Square,  Boston, MA
Ten Winthrop Square,  Boston, MA
One Portland Square,  Portland, ME
Two Portland Square, Portland, ME
Portland Square Parking, Portland, ME
1155 Elm Street, Manchester, NH

SUBURBAN OFFICE PORTFOLIO           (Exhibits A-7 through A-19)
-------------------------

195 Scott Swamp Road, Farmington, CT
45 Glastonbury Boulevard, Glastonbury, CT
115 Glastonbury Boulevard, Glastonbury, CT
15 Crosby Drive,  Bedford,  MA
One Executive Drive, Chelmsford, MA
Point West Place, Framingham, MA
4 Centennial Drive, Peabody, MA
400 Southborough Drive, South Portland, ME
500 Southborough Drive, South Portland, ME
600 Southborough Drive, South Portland, ME
6 Trafalgar Square  Nashua, NH
15 Trafalgar Square, Nashua, NH
410 Amherst Street, Nashua, NH

                                                           New England Portfolio

FLEX PORTFOLIO                      (Exhibits A-20 through A-33)
--------------

200 Bullfinch Drive, Andover, MA
8 Forge Park, Franklin, MA
9 Forge Park, Franklin, MA
15 Forge Park, Franklin, MA
261 Cedar Hill Street, Marlborough, MA
753 Forest  Street, Marlborough, MA
100 Griffin Brook Drive, Methuen, MA
300 Griffin Brook Drive, Methuen, MA
234 Ballardvale Street, Wilmington, MA
326 Ballardvale Street, Wilmington, MA
400 Research Drive, Wilmington, MA
5 Wentworth  Drive, Hudson, NH
472 Amherst Street, Nashua, NH
22 Cotton Road, Nashua, NH


BOSTON AREA PARKS PORTFOLIO         (Exhibits A-34 through A-42)
---------------------------

One Andover Tech Center, Andover, MA
Two Andover Tech Center, Andover, MA
Four Andover Tech Center, Andover, MA
12 Parkwood Drive, Hopkinton, MA
35 Parkwood Drive, Hopkinton, MA
68 Elm Street, Hopkinton, MA
78 Elm Street, Hopkinton, MA
175 Paramount Drive, Raynham, MA
375 Paramount Drive, Raynham, MA

                                                           New England Portfolio

OFFICE/R&D PORTFOLIO                (Exhibits A-43 through A-53)
--------------------

One Riverside Drive, Andover, MA
55 Middlesex Turnpike, Bedford, MA
805 Middlesex Turnpike, Billerica, MA
One Federal Street, Billerica, MA
Two Federal Street, Billerica, MA
Five Federal Street, Billerica, MA
321 Billerica Road, Chelmsford, MA
25 Porter Road, Littleton, MA
One Park West, Tewksbury, MA
1925 Andover Street, Tewksbury, MA ("1925 Andover")
Two Robbins Road, Westford, MA


            II. As of the date of this Agreement, certain of the Properties are encumbered by certain mortgage debt which may be assumed by Purchaser pursuant to the terms of this Agreement.

            III. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Properties (defined below) upon and subject to the terms and conditions set forth in this Agreement.


                           ARTICLE I. THE PROPERTIES
                                      --------------

     1.1 Properties. For good and valuable consideration, Sellers hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, at the price and upon the terms and conditions set forth in this Agreement:

         (a) All Sellers' right, title and interest in and to the land more particularly described in Exhibits A-1 through A-53 hereto, together with all rights and easements appurtenant thereto (the "Land");

         (b) All Sellers' right, title and interest in and to the buildings and other permanent improvements situated on the Land (the "Buildings"); and

         (c) All Sellers' right, title and interest in and to all tangible and intangible personal property of every kind and nature now or hereafter installed, located, attached or used in connection with the operation of the Land and Buildings, including, without limitation, the items of tangible personal property described on Exhibit N attached hereto (the "Personal Property"); provided, however, that in no event shall Personal Property include any of the furniture, equipment, artwork or other personal property of MGI located at the Property known as One Winthrop Square, Boston, Massachusetts.

The Land, the Buildings and the Personal Property are hereinafter collectively referred to as the "Properties".

          1.2 Assumed Debt.

          (a) Certain of the Properties are subject to mortgage liens which secure existing indebtedness of Sellers more particularly described in Exhibit B hereto ("Existing Debt"). Each holder of the Existing Debt shall hereinafter be referred to as a "Lender" and collectively, as the "Lenders." Subject to the provisions of subsection (c) below, it is a condition of Purchaser's obligations hereunder that all of the Existing Debt with the exception of the Existing Debt secured by the Property located at 1925 Andover Street, Tewksbury, Ma (the Property located at 1925 Andover Street shall be referred to as the "Andover Street Property" and the Existing Debt which is secured by the Andover Street Property shall be referred to as the "Andover Street Debt") will be prepaid at the time of Closing (as defined in Section 3.1) and that Purchaser will acquire the Properties subject to the Andover Street Debt and any liens securing such debt, but free and clear of all other Existing Debt and the liens securing such other Existing Debt.

          (b) During the Inspection Period, the parties shall cooperate in good faith and with reasonable diligence to obtain the approval of the holder of the Andover Street Debt (the "Andover Lender") to (i) the conveyance of the Andover Street Property to Purchaser subject to the Andover Street Debt and (ii) the assumption of the Andover Street Debt by Purchaser on terms and conditions substantially the same as those set forth in the documents which evidence and secure the Andover Street Debt (the "Required Consent"). Purchaser acknowledges that the initial communications with the Andover Lender or any other Lender shall be through Sellers and Purchaser shall not initially directly contact or communicate with any Lender without the prior written consent of Sellers. Purchaser shall promptly provide Sellers and the Andover Lender with all information reasonably requested by the Andover Lender in order to facilitate obtaining the Required Consent and shall comply with all commercially reasonable conditions precedent to the effectiveness of the Required Consent, including, without limitation, assuming any obligations of Sellers which are non-recourse carve-outs identical in all material respects to those obligations guaranteed by Sellers (e.g. environmental indemnities, losses due to fraud or willful or wanton acts or misconduct) and satisfying any commercially reasonable financial or net worth requirements

                                                           New England Portfolio

of the Andover Lender required to secure such obligations In any event, Purchaser shall not be obligated to acquire the Andover Street Property subject to the Andover Street Debt unless the terms and conditions of the Required Consent are commercially reasonable. In no event shall any condition which requires Purchaser to undertake any recourse obligation which is greater in scope from the recourse obligations originally undertaken by the Seller or MGI under the Andover Street Debt (and the loan documents evidencing and securing such debt) or which increases the interest rate, the regular monthly installments of debt service, the scope of the escrow requirements or the prepayment premium or decreases the term or the period in which the loan may be prepaid or otherwise changes in any materially adverse respect the default provisions or the borrower's obligations under the documents evidencing or securing the Andover Street Debt be deemed commercially reasonable. Provided that the Required Consent is obtained, Purchaser shall assume the Andover Street Debt which shall hereafter be referred to as "Assumed Debt" and Seller shall pay at Closing any assumption fees which may be due and all other charges imposed by the Andover Lender in connection with the granting of the Required Consent.

          (c) Notwithstanding anything herein to the contrary, if the Required Consent is not obtained by the Closing Date, the parties shall close on all of the Properties other than the Andover Street Property, subject to all of the other terms and conditions of this Agreement, except that the Purchase Price shall be reduced by the Allocable Purchase Price (as defined in Section 2.4) of the Andover Street Property as set forth in Exhibit O and a portion of the Deposit equal to 3.65% of the Allocable Purchase Price of the Andover Street Property shall be retained by Escrow Agent to bind Purchaser's obligations to purchase the Andover Street Property as hereinafter set forth in this subsection. If within the sixty (60) day period following the Closing, the Required Consent is obtained, Sellers shall sell and Purchaser shall acquire the Andover Street Property for a purchase price equal to the Allocable Purchase Price of the Andover Street Property and otherwise on the terms and conditions set forth in this Agreement. The closing of the Andover Street Property shall occur ten (10) days after the Required Consent is obtained. If within such sixty
(60) day period, the Required Consent is not obtained, then that portion of the Deposit allocable to the Andover Street Property shall be returned to Purchaser and all obligations of the parties hereto with respect to the Andover Street Property shall cease and this Agreement with respect to the Andover Street
Property shall be void and without recourse to the parties (except those provisions which are expressly intended to survive such termination).

          1.3. Prepayment of Existing Debt. In connection with the Existing Debt to be prepaid at the time of Closing, the Purchaser shall reimburse Sellers for all prepayment premiums or prepayment penalties incurred by the Sellers in connection with the prepayment of all of the Existing Debt other than the Assumed Debt (collectively, the "Prepayment Charges") consistent with the terms of the prepayment obligations set forth in the promissory notes evidencing such Existing Debt, copies of which are attached hereto as Exhibit B-1 - B-6. Such reimbursement shall be in the form of an adjustment at the Closing.

                                                           New England Portfolio

The Sellers shall use diligent efforts to obtain from the applicable Lenders the amount of the Prepayment Charges prior to the expiration of the Inspection Period.

     1.4 Tenant Rights. Attached hereto as Exhibit C is a list of tenants who have rights to acquire a Property or Properties pursuant to their rights under Leases or otherwise (collectively, the "Purchase Rights"). Sellers either have, prior to the date of this Agreement, offered or shall, following the execution of this Agreement, offer each such tenant the right to buy the Property or Properties covered by the Purchase Right so as to enable Sellers to convey such Property or Properties to Purchaser free and clear of the Purchase Right. The form of any such offer made to such tenant or tenants after the execution of this Agreement shall be subject to the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, if any tenant duly exercises its Purchase Right, Sellers shall notify Purchaser of such fact within two (2) Business Days after receipt of notice and thereupon the Property or Properties which are the subject of such Purchase Right shall be eliminated from the transaction contemplated hereunder and the Purchase Price shall be reduced by an amount equal to the Allocable Purchase Price (defined below) for the Property or Properties so eliminated. With respect to any Property or Properties subject to a Purchase Right not so eliminated, each party agrees to waive any rights or claims it may have against the other on account of (i) any claim brought by a tenant with respect to Purchase Rights and/or (ii) Seller's inability, for any reason, to convey such Property or Properties as a result of such a claim by a tenant.

                     ARTICLE 2. THE PURCHASE PRICE; DEPOSIT
                                ---------------------------

     2.1 Purchase Price. The purchase price (the "Purchase Price") shall be paid by Purchaser to Sellers for the Properties in the amount of Four Hundred Ten Million Dollars ($410,000,000), payable as follows:

          (a) Ten Million Dollars ($10,000,000) (the "Initial Deposit") to be paid on the date of this Agreement by a wire transfer of immediately available federal funds to Fidelity National Title Insurance Company of New York, 133 Federal Street, Boston, MA 02110 c/o Kevin T. Creedon, Esq, Vice President as Escrow Agent (the "Escrow Agent");

          (b) Five Million Dollars ($5,000,000) (the "Additional Deposit" and, together with the Initial Deposit, the "Deposit") to be paid prior to the expiration of the Inspection Period unless this Agreement is sooner terminated in accordance with the terms of this Agreement, by a wire transfer of immediately available federal funds to Escrow Agent;

                                                           New England Portfolio

          (c) Approximately Seven Million Eight Hundred Twenty-Seven Thousand Seven Hundred Fifty-Nine Dollars ($7,827,759) by the assumption of the Assumed Debt; and

          (d) The balance of the Purchase Price, subject to adjustments as herein provided, by a wire transfer of immediately available federal funds to Seller at the Closing.

     2.2 Escrow. Escrow Agent shall accept and hold the Deposit (including any standby letters of credit) pursuant to the terms of a certain Escrow Agreement in the form attached hereto as Exhibit S (the "Escrow Agreement") dated of even date herewith to be executed contemporaneously with the execution of this Agreement by and among Sellers, Purchaser and Escrow Agent.

     2.3 Deposit. Subject to all terms, covenants, conditions and provisions of the Escrow Agreement, and notwithstanding anything to the contrary contained in this Agreement:

          (a) If any provision of this Agreement requires Sellers to refund to Purchaser the Deposit or other sums previously paid by Purchaser on account of the Purchase Price, the Deposit shall be paid to Purchaser not later than five (5) Business Days (as hereinafter defined) after Escrow Agent's receipt of Purchaser's written demand therefor; and

          (b) If any provision of this Agreement entitles Sellers to retain the Deposit or any amount previously paid by Purchaser on account of the Purchase Price, the Deposit shall be payable to Sellers not later than five
     (5) Business Days after Escrow Agent's receipt of Sellers' written demand therefor.

          (c) In any event, Purchaser shall be entitled to all interest earned on the Deposit which shall be payable by the Escrow Agent to the Purchaser on a periodic basis during the term of this Agreement.

     2.4. Allocation of Purchase Price. The parties agree that for all purposes of this Agreement, the Purchase Price shall be deemed allocated among the Properties in accordance with the schedule attached hereto as Exhibit O. That portion of the Purchase Price allocated to each Property or Properties shall be deemed the "Allocable Purchase Price" for such Property or Properties. The parties agree that on the date of execution of this Agreement, Exhibit O shall consist of the Allocable Purchase Prices for the Properties which are subject to Purchase Rights. To the extent required for state transfer tax purposes or as otherwise agreed by the parties, the Purchaser shall propose Allocable Purchase Prices for each of the other Properties, subject to the consent of Sellers.

                                                           New England Portfolio

                             ARTICLE 3. THE CLOSING
                                        -----------

     3.1 Closing Date. The delivery of the Deeds (as hereinafter defined) and the payment of the balance of the Purchase Price by Purchaser to Sellers and the compliance with the other closing obligations set forth in Article 6 (the "Closing") shall be held in the offices of Sellers' attorneys, Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109 at 10:00 a.m. on June 1, 1999 (such date as it may be extended pursuant to the express terms hereof, the "Closing Date") or such other place or earlier time as may be mutually agreeable to the parties, time being of the essence on the part of the parties to perform their obligations on said Closing Date.

                         ARTICLE 4. CLOSING CONDITIONS
                                    ------------------

     4.1. Precondition to Purchaser's Obligations. Purchaser shall not be obligated to purchase the Properties and pay the Purchase Price unless on the Closing Date each of the following conditions has been satisfied in all material respects or waived by Purchaser. Subject to the rights of the parties set forth in Article 12, provided that all of the conditions listed below in this Article 4 for the benefit of Purchaser are satisfied as of the Closing Date, the Deposit shall be non-refundable to Purchaser following the conclusion of the Inspection Period.

          (a) Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made or given as of such date.

          (b) Performance of Obligations. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or at the Closing.

          (c) Condition of Properties. Subject to the provisions of Section 4.5 hereof, the Properties shall be in substantially the same condition on the Closing Date as on the date of this Agreement, reasonable wear and tear excepted.

          (d) Estoppel Certificates. Purchaser shall have received by the Closing Date estoppel certificates reasonably satisfactory to Purchaser substantially in the form attached as Exhibit D and dated no earlier than April 1, 1999 from (i) any tenant of a Property who has leased all of the rentable square footage of the Building thereon and (ii) tenants generating in the aggregate at least eighty percent (80%) of the rental income of multi-tenanted Buildings of each of the Properties under the leases as listed on Exhibit E (all of the leases referred to on Exhibit E shall be the

                                                           New England Portfolio

     "Leases"). Notwithstanding the above, with respect to any multi-tenanted Building, if Landlord has received estoppel certificates from tenants generating in the aggregate at least sixty-five percent (65%) of the rental income of such Building, Seller, at its option, may satisfy the eighty percent (80%) requirement set forth in (ii) above for such Building by delivering one or more estoppel certificate from Seller as to the matters set forth in Exhibit D with respect to one or more of the remaining Leases of such Building as are necessary to satisfy such requirement; provided that Sellers certifications to Purchaser in such estoppel certificate shall be deemed warranties and representations of Sellers hereunder which shall survive only until the expiration of the Survival Period (as defined in Section 8.4) and shall be subject to the limitation on the maximum amount of liability set forth in Section 8.4. Any estoppel certificate from a tenant delivered to Purchaser at least three (3) Business Days prior to the end of the Inspection Period shall be deemed acceptable to Purchaser for purposes of this condition if Purchaser fails to terminate this Agreement in accordance with the terms of Section 4.2. After the end of the Inspection Period, Purchaser shall have the right, at its sole cost and expense, to (i) request updated estoppel certificates from tenants who delivered an estoppel certificate prior to the end of the Inspection Period, (ii) contact tenants who failed to deliver an estoppel certificate prior to the end of the Inspection Period for the purpose of obtaining estoppel certificates from such tenants, and (iii) request subordination, non-disturbance and attornment agreements from tenants. Notwithstanding the foregoing, neither receipt of any such requested updates nor receipt of any subordination, non-disturbance and attornment agreements shall constitute a closing condition.

          (e) Intentionally Deleted.

          (f) Title. Purchaser shall have received title to the Properties as required by this Agreement.

     4.2. Inspection Period; Due Diligence Materials and Termination.

          (a) Inspection Period. Purchaser acknowledges that commencing prior to the execution of this Agreement and continuing until 5:00 p.m. Boston time on April 28, 1999 (the "Inspection Period"), Purchaser has conducted, and shall continue to conduct, its reviews, inspections, and investigations of the Properties and all information relating to the physical, legal, economic and environmental condition of the Properties. During the Inspection Period, Purchaser shall review and inspect all of the materials referenced in the "Document Room Inventory List" attached hereto as Exhibit F located at the offices of MGI (the "Due Diligence Materials") and shall make such other reviews, inspections and investigations of the Properties and all information relating to the physical, legal, economic and environmental condition of

                                                           New England Portfolio

     the Properties as the Purchaser may in its sole discretion elect to make. Purchaser's obligations hereunder shall be conditioned upon Purchaser having approved in its sole and absolute discretion by the end of the
     Inspection   Period  the   results  of  its   reviews,   inspections,   and
     investigations of the Properties and all information relating to the physical, legal, economic and environmental condition of the Properties. Upon reasonable advance notice to Sellers and always affording Sellers the opportunity to accompany Purchaser or Purchaser's representative, during the Inspection Period, Purchaser shall have the right to interview tenants of the Properties. Purchaser shall evidence approval or waiver of the conditions set forth in this Section by (i) a written notice to Sellers delivered prior to the expiration of the Inspection Period expressly stating that Purchaser has unconditionally waived the condition set forth in this Section 4.2(a) and (ii) the delivery prior to the expiration of the Inspection Period of the Additional Deposit. Upon evidencing such approval or waiver, this provision shall be deemed waived and of no further force and effect.

          (b) Termination of Agreement. If the conditions set forth in subsection (a) above (items (i) and (ii)) for whatever reason have not been satisfied by the end of the Inspection Period, this Agreement shall terminate whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties (except those provisions which are expressly intended to survive such termination).

     4.3 Title and Survey. Sellers have arranged with Fidelity National Title Insurance Company of New York (the "Title Company') for the issuance of title commitments by the Title Company for the benefit of Purchaser for each of the Properties. In any event, Purchaser shall obtain (i) a complete updated ALTA title commitment with such endorsements as Purchaser may elect for each of the Properties dated no earlier than the date of this Agreement with respect to each of the Properties (with copies of all instruments listed as exceptions to title) from the Title Company or one or more nationally recognized title insurance companies (each a "Title Commitment") and, at Purchaser's option, (ii) an ALTA "as-built" instrument survey of each Property (each a "Survey"). Purchaser shall have until the end of the Inspection Period to examine all of the Title Commitments and Surveys. If Purchaser objects to any matters disclosed or which should have been disclosed in any Title Commitment or Survey, Purchaser shall by the end of the Inspection Period send one written notice to Sellers (the "Adverse Matters Notice") specifying all objectionable title and survey matters (any such objectionable title or survey matter, a "Title Objection"). All title or survey matters existing as of the date of this Agreement (whether or not disclosed in the Title Commitments or Surveys) not objected to in writing by Purchaser in the Adverse Matters Notice to Sellers by the conclusion of the Inspection Period shall be deemed to be "Permitted Encumbrances". Sellers shall be obligated to cure any Title Objection or Title Objections which constitute liens voluntarily created by Sellers to secure the payment of money (other than liens evidencing or securing the Assumed Debt,

                                                           New England Portfolio

which liens shall be deemed Permitted Encumbrances. With respect to all other Title Objections, subject to Sellers' rights set forth below, Sellers shall use reasonable efforts to cure such other Title Objections; provided that in no event shall Sellers be obligated to expend more than Fifty Thousand Dollars ($50,000) in the aggregate to cure such other Title Objections with respect to any one Property or Five Hundred Thousand Dollars ($500,000) in the aggregate to cure such other Title Objections with respect to all of the Properties. Notwithstanding the foregoing, with respect to any Title Objections which Sellers are not obligated to cure as provided above and are not reasonably susceptible to cure by the payment of money or are not reasonably susceptible to cure through the expenditure of money within the dollar limits specified in the immediately preceding sentence, Sellers may notify Purchaser in writing within five (5) Business Days after the expiration of the Inspection Period (the "Title Response") that Sellers do not intend to attempt to cure such Title Objections. In such event, Seller shall have no obligation to cure the Title Objections described in the Title Response and Purchaser shall have three (3) Business Days after receipt of a Title Response to notify Seller that Purchaser elects to waive such Title Objections. If Purchaser duly elects to waive such Title Objections, such Title Objections shall be deemed Permitted Encumbrances. In the event Purchaser fails to waive all Title Objections described in the Title Response, this Agreement shall terminate whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties (except those provisions which are expressly intended to survive such termination). Title to the Properties shall be delivered at Closing free and clear of all encumbrances, including without limitation, all existing mortgages (other than liens evidencing or securing the Assumed Debt, which liens shall be deemed Permitted Encumbrances), except the Permitted Encumbrances and except as provided in
Section 7.1 hereof. Purchaser's failure to deliver an Adverse Matters Notice to Sellers on or before the expiration of the Inspection Period shall be deemed conclusively as Purchaser's confirmation of the absence of any Title Objections respecting the Properties. Sellers' failure to deliver a Title Response with respect to any Title Objections to Purchaser within the time period set forth above shall be deemed Sellers' election to use reasonable efforts to cure such Title Objections, in each case subject to the dollar limitations set forth herein and the terms of Article 11.

     4.4. Precondition to Sellers' Obligations. Sellers shall not be required to sell the Properties unless on the Closing Date all of the following conditions have been satisfied or waived in writing by Sellers.

          (a) Representations and Warranties. The representations and warranties by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made or given as of such date;

                                                           New England Portfolio

         (b) Performance of Obligations. Purchaser shall have paid the balance of the Purchase Price and shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or at the Closing;

          (c) Intentionally Deleted.

          (d) Title Insurance. Sellers shall have obtained prior to the end of the Inspection Period, at their expense, a title commitment from the Title Company in form and substance reasonably satisfactory to Sellers affirmatively insuring Sellers against any claim brought on account of the Purchase Rights before or after the Closing. If this condition is not timely satisfied, this Agreement shall terminate whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties (except those provisions which are expressly intended to survive such termination).

          (e) Approval of Purchaser's Diligence. Purchaser shall have delivered both the notice to Seller waiving the conditions to Purchaser's obligations set forth in Section 4.2(a) and the Additional Deposit in accordance with the terms of this Agreement. If this condition is not timely satisfied, this Agreement shall terminate whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties (except those provisions which are expressly intended to survive such termination).

          (f) Board of Trustees Approval. Sellers shall have received within five (5) Business Days after the date of execution and delivery of this Agreement by both parties, the approval of the transactions contemplated by this Agreement from MGI's Board of Trustees. Seller shall promptly notify Purchaser in writing if and when this condition is satisfied. If this condition is not satisfied, Seller shall promptly notify Purchaser, the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto (except those provisions which are expressly intended to survive such termination).

     4.5 Risk of Casualty Loss; Eminent Domain.

          (a) Risk of Casualty. If prior to the time of Closing, any part of the Buildings are damaged by fire or other casualty, Sellers shall promptly give written notice of such event to Purchaser. If (a) one or more of the Properties is damaged by fire or other casualty (b) the cost of restoration is less than One Million Dollars

                                                           New England Portfolio

     ($1,000,000) per Property or Three Million Dollars ($3,000,000) in the aggregate and (c) any Property which has been damaged is not restored prior to Closing, so long as (i) the casualty is a fully insured loss under Sellers' insurance policy (ii) Sellers assign to Purchaser (without recourse to Sellers) all of Sellers' rights in any insurance proceeds, including, without limitation, loss of rent insurance (less any amounts expended or committed by Seller for any restoration), (iii) Sellers agree to pay Purchaser the amount of any deductible under Sellers' applicable insurance policy (the "Deductible Amount") and (iv) no Lease of all or a substantial portion of a Building is reasonably susceptible to termination by the tenant thereunder as a result of the inability of the landlord thereunder to restore the premises within the time period permitted under such Lease. Purchaser shall be required to accept conveyance of the Properties, together with such assignment of all Seller's rights in any insurance proceeds and a credit against the Purchase Price in an amount equal to the Deductible Amount. If one or more of the Properties is damaged by fire or other casualty and not restored prior to Closing and the conditions set forth above are not applicable, Purchaser shall have the option, exercisable by giving written notice to Seller on or before the Closing to (a) take title to all of the Properties, in their condition after such casualty together with an assignment (without recourse to Sellers) of Sellers' rights in any insurance proceeds (less any amounts expended or committed by Sellers for any restoration) without any reduction in the Purchase Price other than the Deductible Amount as described above, or (b) terminate this Agreement whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto (other than those which expressly survive termination) shall cease and this Agreement shall be void and without recourse to the parties. Purchaser shall not expend or commit any insurance proceeds received on account of a casualty which occurs after the date of this Agreement for restoration without Purchaser's prior approval, which approval shall not be unreasonably withheld or delayed.

          (b) Eminent Domain. In the event any eminent domain proceeding not disclosed in the Due Diligence Materials or known to Purchaser prior to the end of the Inspection Period involving either (i) a total taking of one or more Properties or (ii) a partial taking which reduces the fair market value of any one Property by One Million Dollars ($1,000,000) or more or all of the Properties by Three Million Dollars ($3,000,000) or more in the aggregate shall be initiated or be pending prior to the Closing, then, at Purchaser's election by written notice to Sellers prior to the Closing, this Agreement shall be terminated whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto (other than those which expressly survive termination) shall cease and this Agreement shall be void and without recourse to the parties. In the event of any eminent domain proceeding not disclosed in the Due Diligence Materials or known to Purchaser prior to the end of the Inspection Period which does not result in the termination of this Agreement

                                                           New England Portfolio

     by Purchaser, this Agreement shall remain in full force and effect and the rights and obligations of the parties hereto shall continue and Purchaser shall take title to all of the Properties without any reduction of the Purchase Price but with an assignment of Sellers' rights to recover any eminent domain awards (less any amounts expended or committed by Sellers to obtain the same).


                    ARTICLE 5. ACTIONS PRIOR TO THE CLOSING
                               ----------------------------

     5.1 Access to Properties; Inspection Period. Sellers shall give Purchaser reasonable rights to enter the Properties during and after the Inspection Period in accordance with the Right of Entry Agreement attached as Exhibit G, which agreement shall be executed by the parties at the time of execution and delivery of this Agreement. Following the Inspection Period, Purchaser shall have the continuing right of inspection and review, but no right to terminate this Agreement on the basis of such review.

     5.2. Continuation of Operations. Sellers shall continue to operate and maintain the Properties in a commercially reasonable manner consistent with the operations at the time of the signing of this Agreement. Sellers make no representations and assumes no responsibility with respect to continued occupancy of any Building by any tenant or tenants now in possession. Sellers shall maintain casualty insurance on the Properties through the Closing as currently insured.

     5.3. New Leases. Except as otherwise provided herein, Sellers agree not to enter into any new leases or any amendments of or modifications to, the existing Leases with respect to the Properties (each, a "New Lease") prior to the Closing without the prior written consent of Purchaser, which consent shall not be unreasonably withheld and which shall be deemed granted if Purchaser does not respond within three (3) Business Days after delivery of any written request for consent setting forth the business terms of the proposed lease, including, all material information with respect to leasing commissions, tenant improvements to be paid or performed by landlord, other tenant allowance items and any information in Sellers' possession regarding the creditworthiness of the proposed tenant. Sellers shall deliver to Purchaser a true and complete copy of each such New Lease, if any, promptly after the execution and delivery thereof. All such New Leases which have been consented to or deemed consented to by Purchaser shall hereinafter be referred to as "Approved Leases". Notwithstanding the above, each Seller may enter into any New Lease at any time prior to the date three (3) Business Days before the expiration of the Inspection Period (such date, the "Notice Date") without Purchaser's consent and such New Lease shall be an Approved Lease, provided that on or before the Notice Date, Seller delivers a fully executed copy of such New Lease to Purchaser together with the information described above. Sellers agree to keep Purchaser generally informed of any potential new leases and the status of all material lease negotiations. Notwithstanding the above, the exercise of any

                                                           New England Portfolio

existing renewal, expansion or extension option granted to a Tenant under a Lease shall not be deemed a New Lease or subject to the provisions of this Section and Purchaser shall accept the Properties subject to such Lease, as so renewed, expanded or extended. Seller shall promptly notify Purchaser of the exercise of any existing renewal, expansion or extension option by a Tenant.

     5.4 Service Contracts. Unless otherwise instructed by Purchaser in writing on or before the end of the Inspection Period, Sellers shall terminate all service, equipment, supply, maintenance or concession agreements listed on the attached Exhibit H and all brokerage agreements listed on Exhibit P (collectively, "Service Contracts") between Sellers and any third party with respect to each Property as of the Closing and shall not enter into any new service contract, unless such contract is terminable by Sellers at the time of Closing. Any Service Contracts which Purchaser requests Sellers not to terminate and which by their terms are assignable shall be referred to as the "Assumed Service Contracts."

     5.5 Construction Contracts; Work in Progress. Prior to Closing, Sellers shall continue to perform, and use good faith efforts to complete, the work in progress and work scheduled to begin after the date of this Agreement and prior to the Closing Date described in Exhibit R attached hereto and made a part hereof to the extent such work is contemplated to be performed prior to the Closing Date as set forth on Exhibit R. To the extent any work described in Exhibit R is identified thereon as a "Seller's Expense" and is not paid for by Sellers prior to Closing, Purchaser shall receive a credit at Closing equal to the amount necessary to complete such work after the Closing and/or the balance due under such contracts. To the extent any work described in Exhibit R is paid for by Sellers prior to Closing, including, without limitation, work described in Exhibit R as completed but not yet paid for as of the date of this Agreement, and is identified on Exhibit R as a "Purchaser's Expense" Sellers shall be reimbursed by Purchaser at Closing. At Closing, Seller shall assign and Purchaser shall assume, pursuant to the Assignment of Contracts (defined below), all of Sellers' obligations under the construction contracts listed in Exhibit R for which the work has not yet been completed and paid in full and all construction contracts for Approved Leases.

     5.6 Insurance. Sellers shall maintain the property insurance currently in effect for the Properties through the Closing Date, including full replacement cost casualty insurance and loss of rent insurance for a period of up to twelve
(12) months.

     5.7 MGI Lease. The parties agree to renegotiate the Lease of MGI's space in the Property located at One Winthrop Square, Boston, Massachusetts within twenty-one (21) days after the date of this Agreement upon reasonable, mutually satisfactory terms, with due regard given to MGI's announced plan of liquidation and its need for a flexible term.

                                                           New England Portfolio

                         ARTICLE 6. CLOSING OBLIGATIONS
                                    -------------------

     6.1 Sellers' Deliverables. At the Closing, Sellers shall deliver the following to Purchaser:

          (a) Deeds in the forms of (i) statutory quitclaim deeds with respect to Properties located in Massachusetts and New Hampshire, (ii) quitclaim deeds with covenants with respect to Properties located in Maine and (iii) limited warranty deeds with respect to Properties located in Connecticut (collectively, the "Deeds") conveying good, record and marketable fee simple title thereto subject to the Permitted Encumbrances, executed in proper form for recording and registration, if applicable, so as to convey the title to the Land and Buildings as required by this Agreement to Purchaser;

          (b) Such customary affidavits as Purchaser's title insurer shall reasonably require in order to issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmens' liens for work performed prior to the Closing Date, or for rights of parties in possession other than the tenants under the Leases and any Approved Leases;

          (c) Bills of sale for the Personal Property in the form attached hereto as Exhibit I, duly executed and acknowledged by each Seller.

          (d) Assignment and assumption of the Leases and any Approved Leases (the "Assignments of Leases") in the form attached hereto as Exhibit J;

          (e) A certification of non-foreign status, in form required by Section 1445(f)(3) of the Internal Revenue Code;

          (f) Evidence satisfactory to Purchaser's title insurer of Sellers' authority to convey the Properties, deliver the Deeds and the Assignment.

          (g) Copies of all Leases and Approved Leases and all amendments and modifications thereto;

          (h) A letter, executed by Seller advising each of the tenants under the Leases and the Approved Leases of the sale of the Properties to Purchaser and directing that rents and other payments after the Closing Date be sent to Purchaser;

          (i) Such estoppel certificates from each tenant of the Leases as to the matters set forth in Exhibit D as Sellers have obtained;

                                                           New England Portfolio

          (j) Any estoppel certificates from Sellers required under Section 4.1(d);

          (k) A general assignment (non-recourse to Seller as to obligations of third parties) of all permits, licenses, warranties and guarantees relating to the Properties together with original copies of any such permits, licenses, warranties and guarantees in Seller's possession;

          (l) An Assignment and Assumption of any Assumed Service  Contracts and
     Construction   Contracts   which  Purchaser  is  required  to  assume  (the
     "Assignments of Contracts") in the form attached hereto as Exhibit M;

          (m) Any other customary documents that Purchaser's title insurer may reasonably require for the proper consummation of the transactions contemplated by this Agreement, provided such documents do not impose any contingent liability on Seller after the Closing;

          (n) An executed counterpart of the Settlement Statement;

          (o) Transfer tax declarations or forms to the extent required by applicable Law (defined below);

          (p) Lease files, books and records for the Properties and plans and specifications for the Properties all to the extent in the Seller's possession;

          (q) Originals or copies to the extent in Sellers' possession of all service and construction contracts being assumed by Purchaser at Closing;

          (r) A release from the Broker;

          (s) Keys to locks at the Properties to the extent in Seller's possession;

          (t) Assignments of insurance and/or eminent domain proceeds if applicable;

          (u) Excise tax lien waivers to the extent required by applicable Law (defined below); and

          (v) Evidence of termination of all property management contracts and evidence of termination of other service contracts not being assumed by Purchaser at Closing.

     6.2 Purchaser's Deliverables. At the Closing, Purchaser shall deliver the following to Sellers:

                                                           New England Portfolio

          (a). All documents reasonably required by the Andover Lender for the transfer of the Assumed Debt to Purchaser;

          (b) The balance of the cash portion of the Purchase Price payable at the Closing;

          (c) The Assignments of Leases duly executed and acknowledged by Purchaser;

          (d) The Assignments of Contracts duly executed and acknowledged by Purchaser;

          (e) Evidence reasonably satisfactory to Seller of Purchaser's authority to purchase of the Properties, deliver the Purchase Price, the Assignments of Leases, Assignment of Contracts and perform and consummate all other transactions contemplated by this Agreement;

          (f) An agreement in form and substance satisfactory to Sellers indemnifying and holding Sellers harmless from any loss, cost or expense incurred by Sellers arising out of any failure of Purchaser to perform all obligations of Sellers under all documents or agreements evidencing or securing the Assumed Debt which accrue from and after the Closing;

          (g) Any other customary documents that Sellers or the Title Insurer may reasonably require for the proper consummation of the transactions contemplated by this Agreement; and

          (h) An executed counterpart of the Settlement Statement.


                ARTICLE 7. MATTERS TO WHICH THE SALE IS SUBJECT
                           ------------------------------------

     7.1 Condition of Title. The Properties are to be conveyed by Sellers and accepted by Purchaser subject only to the following matters:

          (a) Any state of facts which a survey of the Land or an examination of title would disclose and not objected to by Purchaser by the conclusion of the Inspection Period;

          (b) all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates (collectively, the "Laws") including, without limitation, all environmental, building and zoning restrictions, ordinances and regulations, affecting the Properties adopted by the United States, the applicable state and

                                                           New England Portfolio

     municipal authorities, and any and every other agency, department, instrumentality and/or political subdivision of government of every kind whatsoever having jurisdiction thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date;

          (c) The Leases and all Approved Leases;

          (d) Unpaid real estate taxes, assessments, water, sewer and utility charges not yet due and payable, subject to subsequent adjustment as hereinafter provided;

          (e) The Permitted Encumbrances, including, without limitation, the liens of all Assumed Debt.

     7.2 Application of Purchase Price to Liens. To enable Sellers to make conveyance as herein provided, Sellers may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests; provided that all instruments so procured are recorded at Sellers' expense simultaneously with the recording of the Deeds, or pursuant to reasonable and customary arrangements made with the Title Company so as to enable it to issue Purchaser's title insurance policies without exception for such liens.

                    ARTICLE 8. REPRESENTATIONS AND WARRANTIES
                               ------------------------------

     8.1 Purchaser's Knowledge. Purchaser represents and warrants to Sellers that it is a sophisticated and experienced owner and manager of commercial real estate. Purchaser acknowledges that Sellers are providing Purchaser satisfactory opportunity for full and complete reviews, inspections and investigations of the Properties and all information relating to the physical, legal, economic and environmental condition of the Properties as the Purchaser may in its sole discretion elect to make. Purchaser has assumed fully the risk that Purchaser will fail to completely and adequately review and consider any or all of the Due Diligence Materials or to complete its other due diligence prior to the end of the Inspection Period. But for Purchaser's willingness to assume the risk as to the character of its reviews, inspections and investigations of the Properties and all information relating to the physical, legal, economic and environmental condition of the Properties as the Purchaser may in its sole discretion elect to make, Sellers would not have entered into this Agreement. As a material part of the consideration for this Agreement, Sellers and Purchaser agree that, except for representations and warranties expressly set forth in this Agreement, Purchaser is taking the Properties "as is, where is and with all faults" with any and all latent and patent defects and that there is no warranty by Sellers that the Properties are fit for a particular purpose. Except as expressly provided in this Agreement, Sellers have not made and are not making any express or implied representation or warranty of any kind or nature, including, but without limitation, any representation or warranty regarding quality of construction, condition, state of repair, safety, merchantability or fitness for any particular

                                                           New England Portfolio

purpose, accuracy of dimensions, whether the improvements are structurally sound, in good condition or repair or in compliance with insurance requirements or applicable laws, ordinances, rules, regulations of any nature, any past, present or future operating results, forecasts or projections of income or operating expenses, the financial viability of the Properties or the completeness or accuracy of the Due Diligence Materials or Sellers books and records. Purchaser acknowledges that, except for the specific warranties set forth in this Agreement, it is not relying upon any representation, statement or other assertion with respect to the Properties' condition, but is relying upon its own inspections, investigations, examinations and financial analysis of the Properties. Purchaser takes the Properties under the express understanding that there are no express or implied warranties (except for the limited warranties expressly set forth in this Agreement). The provisions of this Section 8.1 shall survive closing.

     8.2. Seller's Representations. Each of the Sellers hereby represents and warrants and agrees as follows, both as of the date of this Agreement and as of the Closing Date with respect to the Property owned by such Seller.

          (a) Legal Existence. Seller is an entity duly formed and validly existing under the laws of a state or commonwealth and is duly qualified to do business in the state or commonwealth where the respective Properties are located; the signatory of this Agreement has full power and authority as a representative to enter into this Agreement and to perform all of its obligations required hereunder.

          (b) Authority. Subject to Section 4.4(f) hereof, Seller has been authorized by all necessary parties to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute legal, valid and binding obligations enforceable against Seller in accordance with their respective terms. The consummation by Seller of the sale of the Properties is not in violation of or conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or of any provision of any applicable law, ordinance, rule or regulation of any governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

          (c) Litigation. Except as set forth in Exhibit K, Sellers have received no written notices of any actions or proceedings pending before any court, administrative agency or arbitrator against Seller or arising out of the ownership, management or operation of the Properties, this Agreement or the transactions contemplated hereby, other than litigation which is covered by insurance and with respect to which the insurance carrier has acknowledged coverage and to Seller's knowledge, none are threatened.

                                                           New England Portfolio

          (d) Bankruptcy. No proceedings have been filed by Seller and, to Seller's knowledge, no proceedings have been filed against Seller under the United States Bankruptcy Code, or any state law relating to bankruptcy or insolvency, seeking liquidation of Seller or its reorganization nor has there been any general assignment for the benefit of Seller's creditors, or an appointment of a trustee or receiver for its assets.

          (e) Eminent Domain. Except as generally disclosed in and identified on Exhibit Q the details of which are included in the Due Diligence Materials, Sellers have received no written notices of any pending eminent domain proceedings against any Property or any part thereof and to Seller's knowledge none are threatened.

          (f) Leases. To Seller's knowledge, (i) there are no leases, occupancy agreements or, subject to the provisions of Section 15.5 below, licenses affecting the Property except for the Leases (or at the time of Closing, the New Leases); (ii) the Leases are valid and in full force effect, and except as referred to in Exhibit E, have not been modified, in writing or otherwise; (iii) except set forth in Exhibit E, no tenant under any Lease is in default in the payment of fixed rent by more than thirty (30) days or otherwise in default after the expiration of any applicable notice and grace periods under the applicable Lease, (iv) Seller is not holding any security deposit or letter of credit securing the obligations of any tenant under a Lease, except as provided in Exhibit E, (v) Seller is not in default of any material construction or tenant improvement obligation under any existing Lease except as set forth in Exhibit T, and (vi) true and complete copies of the Leases have been included in the Due Diligence Materials.

          (g) FIRPTA. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code.

          (h) Service Contracts. To Seller's knowledge, there are no service contracts affecting the Properties except for the agreements listed on Exhibit H (the "Service Contracts");

          (i) Brokerage Agreements. To Seller's knowledge there are no brokerage agreements or tenant representation agreements affecting the Property except for the brokerage agreements and tenant representation agreements listed on Exhibit P.

          (j) Andover Street Loan Documents. The documents listed in Exhibit B-7 attached hereto constitute all of the documents evidencing and securing the Andover Street Debt (the "Andover Street Loan Documents") and the Andover Street Loan Documents have not been altered, modified or amended except as set

                                                           New England Portfolio

     forth in such Exhibit B-7. Seller is not in default of any material obligation of Seller under the Andover Street Loan Documents.

     8.3 Knowledge. The reference to "the Seller's knowledge" as used in Section
8.2 shall be deemed to mean the actual knowledge of the executive officers of MGI (meaning any officer of MGI with a title of vice president or above) with no independent inquiry having been made by such person or persons; provided, however, that as used in subsection 8.2(f),(h) and (i) the term "Seller's knowledge" shall mean, even if none of the executive officers have actual knowledge of a matter referred to in subsection 8.2(f), Seller shall be deemed to have knowledge of any service contract, brokerage agreement, lease agreement, lease amendment or other agreement affecting the Property executed by an executive officer of MGI during the period of Seller's ownership of the relevant Property. Sellers have made no independent examination of the facts related to the physical condition of the Properties and no representation is made by any Seller with respect thereto except as specifically set forth in this Agreement. Sellers shall not be responsible for any errors or misrepresentations of any third parties including, without limitation, as may be included in promotional materials, environmental reports, structural reports or other third-party materials delivered in connection with this Agreement unless actually known to Sellers to be incorrect or untrue and unknown to Purchaser as of the Closing
Date. Further, to the extent Sellers or any third party have provided information in summary form (such as rent rolls or lease abstracts), Sellers shall not be responsible for good faith errors or omissions made in preparing such summaries as long as the accurate information is included in other materials (such as Leases) delivered in full to Purchaser.

     8.4. Survival.  The  representations and warranties of Sellers set forth in
Section 8.2 shall not survive the termination or cancellation of this Agreement but shall survive the Closing for a period of six (6) months (the "Survival Period"). In no event shall Sellers be liable for breach of any representation or warranty with respect to any matter which is covered in the Due Diligence Materials or in any estoppel certificate delivered to Purchaser prior to Closing or is known by Purchaser to be inaccurate as of the date of Closing. The reference "known by Purchaser" as used herein shall be deemed to mean the actual knowledge of Samuel T. Byrne, William H. Kremer, Terrence J. Murray and Brian Chaisson. Further, Sellers shall have no liability under any estoppel certificate delivered by Sellers hereunder with respect to any matter which is confirmed in a subsequent estoppel certificate from a tenant received by Purchaser from a tenant under an applicable Lease. Sellers shall be permitted to update the representations and warranties made by Sellers herein at Closing to reflect matters which become known to Sellers after the date of this Agreement and changes in facts occurring after the date of this Agreement. All such updated representations and warranties shall be deemed acceptable to Purchaser unless such updated representations and warranties disclose a materially adverse change in the condition of any of the Properties. Furthermore, Purchaser agrees not to look to Sellers and Purchaser shall have no claim against Sellers on account of any loss, cost or expense

                                                           New England Portfolio

incurred by Purchaser as the result of any breach of the warranties and representations set forth herein, except to the extent such losses, costs and expenses exceed Seven Hundred and Fifty Thousand Dollars ($750,000) in the aggregate, but in no event shall Sellers' aggregate liability to Purchaser for any breach of its warranties and representations hereunder, including, without limitation, in any estoppel certificate delivered to Purchaser by Seller, exceed the sum of Ten Million Dollars ($10,000,000) in the aggregate. In addition, Purchaser shall have no rights against Seller for breach of warranties and representations unless Purchaser institutes legal proceedings against any Seller or Sellers for such breach within the Survival Period. Purchaser acknowledges that the Board of Trustees of MGI will rely on the agreements set forth in this
Section in connection with the distribution of funds to its shareholders pursuant to its adopted plan of liquidation and that this provision is a material inducement to Sellers entering into this Agreement. During the term of this Agreement and, if Purchaser acquires the Properties in accordance with the terms of this Agreement, continuing until the end of the Survival Period (or, if Purchaser institutes legal proceedings against any Seller or Sellers for such breach within the Survival Period, until the final adjudication or resolution of such proceedings), Sellers agree that if the stock of MGI ceases to be listed for trading on the New York Stock Exchange, Sellers shall thereafter collectively maintain a minimum net worth, calculated in accordance with generally accepted principals of accounting of at least Twenty Million Dollars ($20,000,000) or in the alternative, Sellers shall provide collateral reasonably acceptable to Purchaser to satisfy its contingent liability for breach of its warranties and representations set forth herein which survive the Closing.

     8.5 Purchaser's Representations. Purchaser hereby represents, warrants and agrees as follows, both as of the date of this Agreement and as of the Closing Date.

          (a) Corporate Existence - Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is (or will be, prior to the Closing) duly qualified to do business in the states where the Properties are located and has full power and authority to enter into this Agreement and to perform all of its obligations required hereunder.

          (b) Authority - Purchaser. Purchaser (including any individuals executing on behalf of Purchaser) has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations enforceable against Purchaser in accordance with their respective terms. The consummation by Purchaser of the purchase of the Properties as contemplated hereby is not in violation of or conflict with nor does it constitute a default under any term or provision of the organizational documents of Purchaser, or any of the terms of any agreement or

                                                           New England Portfolio

     instrument to which it is a party, or by which it is bound, or of any provision of any applicable law, ordinance, rule or regulation of any governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

          (c) No Further Consents Required. Purchaser has obtained all necessary approvals and consents to the due execution and delivery of this Agreement and the consummation of the transactions herein described.

     8.6 Complete Agreement. This Agreement, including the Exhibits attached to this Agreement and references contained in this Agreement, together with the Escrow Agreement and the Right of Entry Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, proposals, offers, counteroffers, letter agreements, correspondence and understandings of the parties regarding said subject matter, whether written or oral, with respect to the transactions provided for herein, including, without limitation, the Principal Indemnity and Confidentiality Statement dated August 24, 1998, as amended by a letter dated March 4, 1999, all of which are hereby merged into and superseded by this Agreement.

                        ARTICLE 9. ENVIRONMENTAL MATTERS

     9.1 Hazardous Substances. As of the Closing Date, Purchaser shall waive, release, acquit and forever discharge Sellers of and from any and all claims, actions,  causes of  action,  demands,  rights,  damages,  costs,  expenses,  or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, statutory or at common law, which Purchaser, or any person claiming by, through or under Purchaser, now has or which may arise in the future on account of or in any way growing out of or in connection with the existence of any Hazardous Substance or Hazardous Discharge (as hereinafter defined) on or from the Properties. For purposes of this Agreement, the term "Hazardous Substances" shall include, without limitation, (a) any element, compound or chemical that is defined, listed or otherwise classified as a pollutant, toxic pollutant, toxic or hazardous substance, hazardous waste, special waste, extremely hazardous substance or chemical under any environmental laws; (b) petroleum and its refined products and petroleum-derived substances; (c) any electrical equipment containing oil that has more than 50 parts per million of polychlorinated biphenyls ("PCBs"); (d) any flammable substances, explosives or radioactive materials; and (e) building components, including but not limited to, asbestos-containing materials and manufactured products containing Hazardous Substances. For purposes of this Section, the term "Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances from or onto the Land and Buildings.

                                                           New England Portfolio

     9.2 Survival. The provisions of Section 9.1 shall survive the Closing or any termination or cancellation of this Agreement.


                ARTICLE 10. CLOSING ADJUSTMENTS AND OBLIGATIONS
                            -----------------------------------

     10.1 Prorations. In addition to the costs and expenses in connection with Assumed Debt which are covered elsewhere in this Agreement, the following items shall be apportioned and adjusted between Sellers and Purchaser as of the Closing Date and the net amount determined to be payable to Sellers, or to Purchaser, as the case may be, is to be paid (or credited against the Purchase Price) on the Closing Date, except as otherwise expressly provided in this
Article 10.

          (a) Taxes. Real estate taxes, personal property taxes and any general or special assessments with respect to the Properties which are not the direct payment obligation of tenants pursuant to the Leases or Approved Leases (as opposed to a reimbursement obligation) shall be prorated as of the Closing Date -- to the end that Sellers shall be responsible for all taxes and assessments that are allocable to any period prior to the Closing Date and Purchaser shall be responsible for all taxes and assessments that are allocable to any period from and after the Closing Date. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the Closing occurs is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. To the extent any real or personal property taxes subject to apportionment in accordance with the foregoing are, as of the Closing Date, the subject of any appeal filed by or on behalf of Sellers, then notwithstanding anything to the contrary contained in this subparagraph, the proration shall be based on the amount of taxes previously paid with an adjustment to be made promptly after the outcome of the appeal is final and the amount of taxes owing becomes fixed. To the extent any taxes which are the subject of an appeal have been paid by Sellers under protest and the appeal results in Purchaser receiving a credit toward future tax liability or a refund, then Purchaser shall, within ten (10) days following receipt of such refund or notice of such credit, pay to Sellers the full amount of such refund or credit allocable to the period prior to the Closing Date, excluding, however, any portion of such refund or credit that is required to be passed through to the tenants pursuant to any Lease or to other parties by existing contract. Seller shall retain the right to prosecute and receive the proceeds of any appeals of taxes for any tax year prior to the current tax year. Seller shall turn over to Purchaser all of its rights to prosecute any appeals of taxes for the current tax year.

          (b) Prepaid Expenses. Purchaser shall be charged for those prepaid expenses paid by Sellers directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, annual permit and confirmation fees,

                                                           New England Portfolio

     fees for licenses and all security or other deposits paid by Sellers to third parties which Purchaser elects to assume and to which Purchaser then shall be entitled to the benefits and any refunds following the Closing Date.

          (c) Property Income and Expense. The following prorations and adjustments shall occur as of the Closing. Prior to the Closing Date, Sellers shall provide all information to Purchaser required to calculate such prorations and adjustments and representatives of Purchaser and Seller shall together make such calculations:

               (i) General.  Subject to the specific provisions of clauses (ii),
          (iii) and (iv) below, income and expenses shall be prorated on the basis of a 30-day month. All such items attributable to the period prior to the Closing Date shall be credited to Sellers; all such items attributable to the period on and following the Closing Date shall be credited to Purchaser. Purchaser shall be credited with (A) any security deposits or other lease payments which are refundable to the tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease; provided that during the period of this Agreement, Sellers shall not apply any security deposit to the payment of fixed rent unless the Lease expires prior to the Closing and (B) rent prepaid beyond the Closing Date. Sellers shall transfer Sellers' entire interest in any letters of credit or certificates of deposit held by Sellers as security deposits described in clause (A) above and shall diligently cooperate with Purchaser in obtaining any reissuance or confirmation of the effect of the transfer of such instruments. Purchaser shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease. Sellers shall be credited with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Purchaser on the Closing Date.

               (ii) Leasing Costs. Except as otherwise expressly set forth in the attached Exhibit L, (A) Purchaser shall be credited with any leasing commissions, tenant improvements costs or other allowances to be paid or assumed by Purchaser on or after the Closing Date with respect to the current term of any Lease or Lease modification executed, or any extension term or expansion of premises exercised, in each case, prior to the date of this Agreement or with respect to any Approved Lease, the effective lease commencement date under which is prior to June 1, 1999, and Sellers shall pay on or before the Closing Date all such items payable prior to the Closing Date; (B) Sellers shall be credited with any leasing commissions, tenant

                                                           New England Portfolio

          improvement or other allowances paid or endured by Sellers after the date hereof with respect to any Approved Lease, the effective lease commencement date under such Approved Lease is June 1, 1999 or thereafter; and (C) Purchaser shall assume all obligations for any leasing commissions, tenant improvement or other allowances payable following the Closing Date with respect to such Approved Leases, the effective lease commencement date under which is June 1, 1999 or thereafter. Any expenditures or commitments to expenditures (and, therefore, any credit to Sellers based on Sellers' expenditures prior to the Closing Date) relating to the Approved Leases, to the extent they were not referenced in the Approved Leases, shall be subject to Purchaser's specific approval, which approval shall not be unreasonably withheld or delayed.

               (iii) Rents. (A) Rents payable by tenants under the Leases and any Approved Leases, if applicable, shall be prorated as and when collected (whether such collection occurs prior to, on or after the Closing Date). Purchaser shall receive a credit for the amounts actually received by Seller before the Closing Date and which pertain to any period after the Closing Date. Purchaser shall not receive a credit at the Closing for any rents for the month in which the Closing occurs which are in arrears and have not then been received. As to any tenants who are delinquent in the payment of rent on the Closing Date, Purchaser shall use reasonable efforts (but shall not be required to commence legal action or terminate or evict a tenant) to collect or cause to be collected such delinquent rents following the Closing Date. Any and all rents so collected by Purchaser following the Closing shall be successively applied to the payment of (x) rent due and payable in the month in which the Closing occurs, (y) rent due and payable in the months succeeding the month in which the Closing occurs (through and including the month in which payment is made) and (z) rent due and payable in the months preceding the month in which the Closing occurs. If all or part of any rents or other charges received by Purchaser following the Closing are allocable to Sellers pursuant to the foregoing sentence, then such sums shall be promptly paid to Sellers. Sellers reserve the right to pursue any damages remedy Sellers may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under a Lease (including, without limitation, termination or eviction) and shall not commence any legal action against a tenant for a period of 90 days following the Closing Date.

               (B) Any percentage rent, escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases and any

                                                           New England Portfolio

          Approved Leases, if applicable (collectively, the "Additional Rents") shall be prorated as of the Closing Date based on estimated amounts charged and collected. Prior to the end of the calendar year in which the Closing occurs, Sellers shall provide Purchaser with information regarding Additional Rents which were received by Sellers prior to Closing and the amount of reimbursable expenses paid by Sellers prior to Closing. On or before the date ninety (90) days after the Closing and periodically thereafter, Purchaser shall deliver to Sellers a reconciliation of all Additional Rents due or expenses reimbursable by tenants under the Leases and any Approved Leases, if applicable, and the amount of Additional Rents received by Sellers and Purchaser relating thereto (the "Reconciliation"). The Reconciliation shall be based upon Additional Rents actually collected by Purchaser and the corresponding expenses. To the extent Additional Rents due from tenants have not been received by Purchaser, that portion of the Reconciliation shall be delayed until such amounts are collected and Purchaser shall continue to use diligent efforts to collect such Additional Rents from tenants. Purchaser shall deliver additional Reconciliation statements on a periodic basis, not more frequently than monthly, after the date ninety (90) days after Closing. Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Sellers, Sellers shall promptly, but in no event later than fifteen (15) days after receipt of a Reconciliation, pay to Purchaser the amount of such overpayment and Purchaser, as the landlord under the particular Leases or Approved Leases, if applicable, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Sellers, Purchaser shall pay to Sellers the amount of such underpayment within fifteen (15) days following Purchaser's receipt of any such amounts from the tenants.

          (d) Sellers shall receive credit for any maintenance or other reserves, ad valorem taxes and hazard insurance escrows held by any Lender of the Assumed Debt and such reserves and escrows shall be transferred to Purchaser.

          (e) Sellers shall receive a credit in an amount equal to all prepayment penalties and premiums and all other charges imposed by any Lender (other than the Andover Street Lender) in connection with the prepayment of the Existing Debt.

          (f) Each party shall be responsible for its own legal fees.

                                                           New England Portfolio

          (g) Purchaser shall be responsible for the cost of the Title Commitments and any title insurance premiums or costs and any endorsements thereto, the costs of the Surveys and the cost of recording the Deeds.

          (h) Transfer taxes, deed stamps or similar conveyance fees shall be adjusted such that Purchaser and Sellers are each responsible for fifty percent (50%), except with respect to Properties located in Connecticut and Massachusetts where Sellers shall be responsible for all transfer taxes, deeds stamps or similar conveyance fees.

     10.2  Reconciliations.  If any of the amounts to be apportioned  under this
Article 10 (a) were not prorated and apportioned at the Closing due to the unavailability of the information necessary to compute such proration, (b) were prorated or apportioned at the Closing based upon estimated or incomplete information or (c) were based on any errors or omissions in computing prorations which errors or omissions are discovered subsequent to the Closing, such apportionments shall be recalculated as soon as possible after the availability of required information, and any overpayment or underpayment due either party shall be adjusted by suitable payment of one to the other. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

     10.3 Survival. Sellers' obligations under this Article shall survive the Closing for a period of no longer than nine (9) months. If with respect to real estate taxes, a final reconciliation cannot be made within nine (9) months of Closing, then the parties shall make a final adjustment based on the best information available.

                       ARTICLE II. EXTENSION; TERMINATION

     The following provisions shall govern the extension, termination or abandonment of this Agreement.

     11.1 Extension to Satisfy Conditions. If on the Closing Date, Sellers have not cured any Title Objection which Seller is obligated to cure or Sellers are unable to make conveyance or to deliver possession of any of the Properties, all as herein set forth, or any of the closing conditions listed in Section 4.1 have not been satisfied, then, Sellers shall use reasonable efforts to cure such Title Objection or make conveyance or otherwise deliver possession or satisfy such closing conditions as provided herein, and the Closing Date shall be extended for a period not to exceed ninety (90) days; provided that in the exercise of such reasonable efforts, Sellers shall not be obligated to expend more than Fifty Thousand

                                                           New England Portfolio

Dollars ($50,000) in the aggregate for any one Property or Five Hundred Thousand Dollars ($500,000) in the aggregate for all of the Properties unless such failure is otherwise a breach of a representation or warranty of Seller or breach of an obligation hereunder, in which event, the dollar limitation shall not be applicable and the exercise of reasonable efforts shall not be deemed an excuse for non-performance. In addition, if on the Closing Date, Sellers are unable to cure any Title Objections which Sellers elect but are not obligated to cure, Sellers may elect, by written notice to Purchaser, to extend the Closing Date for a period not to exceed ninety (90) days, and in such event Sellers shall use reasonable efforts to cure such objection, subject to the dollar limitations set forth above. If the time of Closing is extended as provided in this Section and Sellers are able to cure all Title Objections, make conveyance and deliver possession of the Properties, all as herein set forth and satisfy such closing conditions as provided herein within the extended period, Sellers may specify an earlier Closing Date upon ten (10) days notice to Purchaser.

     11.2. Failure to Satisfy Closing Conditions. If (a) on the Closing Date, there are Title Objections which Sellers are not obligated to cure and Sellers have not elected to extend the Closing Date under Section 11.1 or (b) the Closing Date is extended pursuant to Section 11.1, and, if on the extended Closing Date, Sellers shall remain unable to cure any Title Objections which they are not obligated to cure or make conveyance, or any of the closing conditions listed in Section 4.1 have not been satisfied, then, in any such event, unless such failure is otherwise a breach of a representation or warranty of Seller or the failure of Seller to perform an obligation hereunder, this Agreement shall terminate whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, except as otherwise provided herein (e.g. the rights of the parties set forth in Article 12), unless, in either event, Purchaser, by written notice to Sellers exercised not later than five (5) Business Days prior to the scheduled Closing Date, elects to waive such title or survey objection or condition and accept title under prevailing conditions without any reduction in the Purchase Price.

     11.3. Return of Materials. In the event of a termination of this Agreement, then Purchaser shall promptly return to Sellers all materials delivered hereunder, including, without limitation, the Due Diligence Materials and any copies thereof, and keep confidential (except as already disclosed to Purchaser's attorneys, consultants etc. in connection with conducting its due diligence hereunder) any proprietary information delivered to Purchaser by Sellers pursuant to this Agreement, except as otherwise provided in the Right of Entry Agreement.

     11.4 Sellers' Right to Terminate. Notwithstanding anything contained in this Agreement to the contrary, if prior to Closing, any person, entity or group acquires or proposes to acquire (a) the Properties and all or substantially all of the remaining assets directly or indirectly owned by MGI or (b) by means of a merger, consolidation, tender

                                                           New England Portfolio

offer, exchange offer, private or public market purchases or otherwise, fifty percent (50%) or more of the outstanding common stock of MGI (any such event described in (a) or (b) a "Company Event") and the Board of Trustees of MGI has determined to pursue such Company Event, Sellers shall have the right to terminate this Agreement upon delivery of written notice to Purchaser whereupon the Deposit shall be refunded to Purchaser and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto (except those provisions which are expressly intended to survive such termination). MGI agrees to provide Purchaser with prompt notice of the Board of Trustees' determination to pursue such Company Event involving any of the Properties, including, in such notice, the nature of such Company Event and the parties known to MGI to be involved. Purchaser shall keep confidential all communications from MGI regarding such Company Event. If and only if this Agreement is terminated by Sellers pursuant to this Section, Sellers shall pay to Purchaser a break-up fee in the amount of Three Million Dollars ($3,000,000) (the "Break-Up Fee") and shall reimburse Purchaser for all reasonable third party out-of-pocket costs incurred by Purchaser in connection with its proposed purchase of the Properties including, without limitation, fees paid to prospective lenders or other capital sources up to a maximum amount of Two Million Dollars ($2,000,000) if such termination occurs during the Inspection Period, or, in the alternative, if such termination occurs after the end of the Inspection Period, up to a maximum amount of Four Million Dollars ($4,000,000) (in either case, the "Reimbursed Costs"). Purchaser shall provide Sellers with copies of paid invoices or such other evidence satisfactory to Sellers with respect to the Reimbursed Costs. The Break-Up Fee and Reimbursed Costs, if earned, shall be paid by Sellers to Purchaser no later than thirty (30) days after the termination of this Agreement. Payment of the Break-Up Fee, the Reimbursed Costs and the return of the Deposit shall be in the nature of liquidated damages and Purchaser shall have no recourse to Sellers for any other amount due and owing under this Agreement or at law and equity as a result of the termination of this Agreement. The parties agree that if this Agreement is terminated pursuant to any other Section of this Agreement, including, without limitation, Sections 4.2, 4.4, 4.5 or 12.1, Sellers shall not be liable for payment of the Break-Up Fee or Reimbursed Costs.

                              ARTICLE 12. DEFAULTS
                                          --------

     12.1. Purchaser's Default. In the event of a material default by Purchaser in the performance of any of the terms of this Agreement, Sellers shall be entitled to retain the Deposit (which shall include any interest earned thereon), as liquidated damages, as Sellers' sole and exclusive remedy, it being agreed that Sellers' actual damages would be difficult or impossible to ascertain in such event, and that such amount constitutes a fair and reasonable amount of damages under the circumstances. Thereafter, this Agreement shall become null and void, and neither party shall have further rights against the other, except for those rights specifically stated herein to survive the termination or cancellation of this Agreement.

                                                           New England Portfolio


     12.2. Sellers' Default. In the event of a material default by Sellers in the performance of any of the obligations of Sellers under this Agreement, the Deposit shall be returned to Purchaser and Purchaser may, as its sole and exclusive remedy at law and equity, seek specific performance of such obligation, or in the event the remedy of specific performance is unavailable or denied to Purchaser, be reimbursed by Sellers for all costs and expenses incurred in connection with this transaction, including without limitation all fees and expenses of third parties, financing fees and deposits and the like, and in enforcing its remedies hereunder; provided that in no event shall Sellers' liability for costs and expenses exceed Four Million Dollars
($4,000,000) in the aggregate. In no event shall Sellers be liable for any punitive, direct, indirect or consequential damages.

                               ARTICLE 13. BROKERS
                                           -------

     13.1 No Brokers. Sellers and Purchaser mutually represent and warrant to the other that each has dealt with no broker or finder in connection with this Agreement or the sale and purchase of the Properties other than Fallon, Hines & O'Connor, Inc. and Ernst & Young (together, the "Broker") and that neither Sellers nor Purchaser knows of any broker or finder other than Broker who has claimed or may have a right to claim a commission or other fee or compensation in connection with this Agreement or the sale and purchase of the Properties. The commission due Broker shall be paid by Sellers pursuant to a separate agreement to which Purchaser is not a party subject to all terms and conditions thereof and Sellers shall indemnify and hold Purchaser harmless from any claim for a commission, fee or other compensation by Broker. Sellers and Purchaser agree that Purchaser shall be solely responsible for any claims for a commission, fee or other compensation by any broker or finder engaged by Purchaser in connection with this Agreement or the sale and purchase of the Properties. Sellers and Purchaser agree to indemnify and defend the other against any claims, costs or expenses (including reasonable attorneys' fees and disbursements) arising out of the breach, on their respective parts, of any representations, warranties or agreements contained in this Section. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination or cancellation of this Agreement.

                               ARTICLE 14. NOTICES
                                           -------

     14.1 Notices. Any notice, request or demand which, under the provisions of this Agreement or otherwise, must or may be given or made by any party hereto, shall be in writing, and shall be sent by (a) registered or certified mail, return receipt requested, with postage prepaid, (b) express mail or courier (next day delivery), or (c) personal delivery (receipt acknowledged in writing), or (d) via facsimile, addressed as follows:

                                                           New England Portfolio

           If to Sellers:

                       MGI Properties
                       One Winthrop Square
                       Boston, Massachusetts 02110
                       Attention: Karl W. Weller, Senior Vice President FAX (617) 422-6010

           with a copy to:

                       Goodwin, Procter & Hoar LLP
                       Exchange Place
                       Boston, Massachusetts 02109
                       Attention: Michael H. Glazer, P.C.
                       FAX (617) 227-8591

           If to Purchaser:

                       Boston Capital Institutional Advisors LLC
                       One Boston Place
                       Boston, MA 02108-4406
                       Attention: Samuel T. Byrne
                       FAX (617) 624-8999

           with a copy to:

                       Goulston & Storrs, P.C.
                       400 Atlantic Avenue
                       Boston, MA 02110-3333
                       Attention:  Jordan P. Krasnow, Esq.
                       FAX (617) 574-6595


Either party may designate by notice in writing a new or other address to which such notice or demand shall thereafter be so given, made or mailed. Any notice given hereunder by mail shall be deemed delivered (i) two (2) Business Days after it is deposited in a United States post office, enclosed in a registered or certified, prepaid envelope, addressed as hereinbefore provided, or (ii) the date it is sent if sent by fax, express mail, courier or personal delivery.

                                                           New England Portfolio

                           ARTICLE 15. MISCELLANEOUS
                                       -------------

     15.1 Amendments. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

     15.2 Governing Law; Waiver of Trial By Jury. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. Each of Purchaser and Sellers agree to submit to jurisdiction in the Commonwealth of Massachusetts with respect to any dispute under or arising out of this Agreement and agree that any such dispute shall be brought either in the courts of the Commonwealth of Massachusetts or in the applicable federal district court located in Massachusetts. If any provisions of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Purchaser and Sellers hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Agreement or the relationship of Purchaser and Sellers.

     15.3 Limitations on Assignability. This Agreement may not be assigned by Purchaser without the prior written consent of Sellers, in Sellers' sole and absolute discretion, and any purported assignment in violation of this provision shall be null and void. Notwithstanding the foregoing, Purchaser shall be permitted to assign this Agreement to one or more affiliated entities, each of which is controlled by Purchaser or the principals of Boston Capital Institutional Advisors, provided (a) Purchaser effectuates such assignment in writing prior to the Closing, (b) each assignee assumes the obligations of Purchaser under the terms of this Agreement, and (c) Purchaser remains liable to Seller under the terms of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

     15.4 Waivers. No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit shall constitute a waiver of any other or further right or condition nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

     15.5 Exhibits. Each of the Exhibits referred to herein is attached hereto, made a part hereof and is incorporated in this Agreement by this reference as though fully set forth herein. During the fourteen (14) day period following the date of this Agreement, Sellers

                                                           New England Portfolio

shall have the right to update the Exhibits attached to this Agreement in order to provide additional information that becomes known to Sellers, including, but not limited to, the addition of license agreements affecting the Properties to Exhibit E. Purchaser acknowledges and agrees that Sellers have informed Purchaser that notwithstanding the provisions of Section 8.2(f), Exhibit E does not list all of the license agreements affecting the Properties.

     15.6 Section Headings. The section headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

     15.7 Recording and Binding Effect. This Agreement shall not be recorded or registered by or for the benefit of Purchaser and any recordation or registration by or for the benefit of Purchaser hereof shall be void and shall constitute a default by Purchaser hereunder. The submission of this document for examination and negotiation does not constitute an offer to sell or an option to buy the Properties and this document shall become effective and binding only upon the execution and delivery by Sellers and Purchaser.

     15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. All signatures need not appear on any single counterpart.

     15.9 Relationship of Parties. It is the intention of this Agreement to create the relationship of seller and buyer between the parties hereto and no other relationship whatsoever, and nothing herein contained shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party. No broker or finder (including, without limitation, Broker), mortgagee, partner or other person or entity not a party to this Agreement is intended, or shall be deemed to be, a third-party beneficiary of this Agreement.

     15.10 Business Day. A Business Day shall be any day other than a Saturday, Sunday, official Federal holiday or legal holiday in the Commonwealth of Massachusetts. If any payment to be made or obligation to be performed hereunder is to be made or performed on a day other than a Business Day, it shall be deemed to be made or performed in a timely manner if done on the next succeeding Business Day.

     15.11 Time of the Essence. It is agreed that time is of the essence of this Agreement.

                                                           New England Portfolio

     15.12 Confidentiality; Publicity. Purchaser acknowledges that any information furnished to Purchaser with respect to the Properties is and has been so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall hold, and shall cause its directors, officers and other personnel and representatives to hold, in strict confidence, and not disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of any of the Properties delivered to or for the benefit of Purchaser by Seller or any of its agents, representatives or employees, including, without limitation, the Broker. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, both parties may disclose such information on a need-to-know basis to their respective agents, employees, members of professional firms serving it or lenders to the extent reasonably necessary to perform due diligence and complete the transaction contemplated hereby; provided that all such parties shall agree to keep such information strictly confidential in accordance with the terms of this Section 15.12. Prior to the Closing, without the consent of the other party, neither party shall (a) disclose the terms and provisions of this Agreement, (b) the fact that negotiations with respect to the matters described herein have taken place, or (c) the terms and provisions of documents delivered to the other party in connection with this transaction, except to the extent such disclosure is (i) required by Law, including, without limitation, any securities laws, any reporting requirement or any accounting or auditing standard, (ii) required to enforce the provisions of this Agreement, or (iii) is of a matter which has become public through no fault of the party who thereafter discloses such matter. Notwithstanding anything to the contrary contained herein, while Sellers shall consult with Purchaser and use reasonable efforts to reach mutual agreement with Purchaser regarding public announcements, Sellers shall have the sole right to determine the form, timing and substance of, and to issue, all publicity (including, without limitation, SEC filings) concerning the transaction contemplated by this Agreement, which may include publicity or other announcements at any time on or after the execution of this Agreement. The provisions of this Section 15.12 shall survive the expiration or earlier termination of this Agreement.

     15.13 Survival. Unless otherwise expressly stated in this Agreement, none of the warranties, representations and covenants of Seller or Purchaser shall survive the delivery of the deed and other closing documents by Seller to Purchaser. The acceptance of a deed by Purchaser (or Purchaser's nominee) shall be deemed full performance and shall discharge every agreement and obligation of Sellers herein contained except any agreements which by their express terms are to be performed after the Closing Date.

     15.14 Limitation of Liability. MGI is a Massachusetts trust and all persons dealing with MGI must look solely to the property of MGI for the enforcement of any claims against

                                                           New England Portfolio

MGI. Neither the trustees, officers, agents nor shareholders of MGI assume any personal liability for obligations entered into on its behalf. In no event shall Purchaser seek or attempt to obtain any recovery or judgment against any trustee, officer, director, employee or shareholder of any Seller or against MGI or any trustee, officer, director, employee or shareholder of MGI.

                                                           New England Portfolio


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                        SELLERS:

                                        MGI  Properties,  for itself and as duly
                                        authorized  agent  for each of the named
                                        Sellers  as  set  forth  on  Schedule  1
                                        attached hereto.



                                        By: /s/ Karl W. Weller
                                            -----------------------------------
                                            Name:  Karl W. Weller
                                            Title: Senior Vice President

                                        PURCHASER:

                                        BCIA Funding Corp.



                                        By: /s/ William H. Kremer
                                            -----------------------------------
                                            Name:  William H. Kremer
                                            Title: Managing Director

                                                           New England Portfolio

                                   SCHEDULE 1
                                   ----------
                               Identity of Sellers
                               -------------------

MGI Winthrop Associates, Inc.
MGI Ten Winthrop Square, Inc.
MGI One Portland Square, Inc.
MGI Two Portland Square, Inc.
MGI Elm Street, Inc.
MGI 33 Broad Street, Inc.

+MGI Glastonbury Corp.
MGI Crosby Drive, Inc.
MGI Chelmsford Corp.
MGI Point West Corp.
6 TSC, Inc.
15 TSC, Inc.
410 Amherst Street, Inc.
MGI Bulfinch Drive, Inc.
MGI 8 Forge Park, Inc.
MGI 9 Forge Park, Inc.
MGI 15 Forge Park, Inc.
MGI 261 Cedar Hill Street, Inc.
MGI Forest Street, Inc.
MGI Harvard Street Corp.
MGI 234 Ballardvale Street, Inc.
MGI Ballardvale Corp.
MGI Research Drive Corp.
MGI 5 Wentworth Drive, Inc.
472 Amherst Street, Inc.
22 Cotton Road, Inc.
MGI One Tech Andover Corp.
MGI Andover Corp.
MGI Tech Center Corp.
MGI 175 Paramount Drive, Inc.
MGI 375 Paramount Drive, Inc.
MGI Riverside Drive, Inc.
MGI 805 Middle Corp.
MGI Federal Street, Inc.
MGI Two Federal Street, Inc.
MGI Five Federal Street, Inc.
MGI Billerica Road, Inc.
MGI 25 Porter Road, Inc.
MGI One Park West, Inc.
MGI Andover Street, Inc.
MGI Robbins Road, Inc.
MGI GLAS Two Corp.